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                                   EXHIBIT 12

              THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

                                                            6 MONTHS
                                                              ENDED
                                                             6/30/98     1997          1996        1995          1994         1993
                                                             -------     ----          ----        ----          ----         ----
EARNINGS

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES,
    EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT              $   588.9  $   743.3  $     811.5  $     869.8  $     855.9  $     797.4
    OF ACCOUNTING CHANGES

Add:

Amortization of previously capitalized interest                  5.6       11.0         11.6         11.7         10.2         10.1
Minority interest in net income of
    consolidated subsidiaries with fixed charges                16.4       45.1         45.9         30.1         16.9         19.0
Proportionate share of fixed charges of investees
    accounted for by the equity method                           3.2        6.5          5.1          5.3          2.5          2.3
Proportionate share of net loss of investees
    accounted for by the equity method                           0.5        0.1          2.7          0.5          0.2          0.3
                                                           ---------  ---------  -----------  -----------  -----------  -----------
               Total additions                                  25.7       62.7         65.3         47.6         29.8         31.7

Deduct:

Capitalized interest                                             2.4        6.2          5.4          5.1          5.7          5.0
Minority interest in net loss of consolidated subsidiaries       1.6        3.6          4.4          3.3          0.3          0.3
Undistributed proportionate share of net income
    of investees accounted for by the equity method               --         --           --          0.2          7.2          4.0
                                                           ---------  ---------  -----------  -----------  -----------  -----------
               Total deductions                                  4.0        9.8          9.8          8.6         13.2          9.3


TOTAL EARNINGS                                             $   610.6  $   796.2  $     867.0  $     908.8  $     872.5  $     819.8
                                                           =========  =========  ===========  ===========  ===========  ===========


FIXED CHARGES

Interest expense                                           $    64.3  $   119.5  $     128.6  $     135.0  $     129.4  $     162.4
Capitalized interest                                             2.4        6.2          5.4          5.1          5.7          5.0
Amortization of debt discount, premium or expense                3.6        0.1          0.3          0.4          0.7          0.4
Interest portion of rental expense                              31.6       63.3         69.5         77.0         83.0         83.7
Proportionate share of fixed charges of investees
    accounted for by the equity method                           3.2        6.5          5.1          5.3          2.5          2.3
                                                           ---------  ---------  -----------  -----------  -----------  -----------

TOTAL FIXED CHARGES                                        $   105.1  $   195.6  $     208.9  $     222.8  $     221.3  $     253.8
                                                           =========  =========  ===========  ===========  ===========  ===========


TOTAL EARNINGS BEFORE FIXED CHARGES                        $   715.7  $   991.8  $   1,075.9  $   1,131.6  $   1,093.8  $   1,073.6
                                                           =========  =========  ===========  ===========  ===========  ===========



RATIO OF EARNINGS TO FIXED CHARGES                              6.81       5.07         5.15         5.08         4.94         4.23
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     The years 1993-1997 have been restated to reflect the sale of the net assets of the oil transportation segment, which was accounted for as discontinued operations.

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